Execution Version

STOCK PURCHASE AGREEMENT

AMONG

NELNET FINANCE CORP.,

NELNET, INC.
(solely for the limited purposes set forth herein),

STUDENT LOAN XPRESS, INC.,

AND

CIT GROUP INC.
(solely for the limited purposes set forth herein)

DATED AS OF

April 10, 2014

A/75953070.18

TABLE OF CONTENTS

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A/75953070.18

DISCLOSURE LETTER SECTIONS

EXHIBITS

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 10, 2014, is made among NELNET FINANCE CORP., a Nebraska corporation (the "Buyer"), NELNET, INC., a Nebraska corporation ("Nelnet") (solely for purposes of Articles VA, IX and XI and Section 6.12), STUDENT LOAN XPRESS, INC., a Delaware corporation (the "Seller"), and CIT GROUP INC., a Delaware corporation ("Parent") (solely for purposes of Articles IIIA, IX and XI). Each of the Buyer, Nelnet, the Seller and Parent is sometimes referred to herein as a "Party" and, collectively, as the "Parties." Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.

WHEREAS, Parent is the ultimate parent of the Seller;

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock, $0.0001 par value per share (the "Stock"), of Education Lending Services, Inc., a Delaware corporation ("ELS");

WHEREAS, ELS owns all of the issued and outstanding limited liability company interests in Education Funding Capital I, LLC, a Delaware limited liability company (the "Depositor" and, together with ELS, the "Transferred Entities" and each, a "Transferred Entity");

WHEREAS, the Depositor is the owner of Trust Certificates representing ownership interests (the "Transferred Interests") in the following trusts: Education Funding Capital Trust IV, CIT Education Loan Trust 2005-1 and CIT Education Loan Trust 2007-1 (each a "Trust" and, collectively, the "Trusts"); and

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding shares of Stock (the "Shares").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

"Administrator" means ELS in its capacity as administrator under an administration agreement.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession,

directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Agreement" is defined in the Preamble.

"Ancillary Agreements" means the Mutual Release and each other agreement executed by, between, on behalf or at the direction of the Parties in connection with the transactions contemplated hereby.

"Applicable Loans" is defined in Section 4.09(a).

"Borrower" means the obligor on a Student Loan.

"Business" means (a) with respect to ELS, the business of ELS including, without limitation, acting as administrator and master servicer to the Depositor and the Trusts, and the ownership of the Depositor and (b) with respect to the Depositor, the business of the Depositor including, without limitation, the purchase and sale of Student Loans and the ownership of the Trusts.

"Business Day" means any day other than a Saturday, Sunday, or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

"Buyer" is defined in the Preamble.

"Buyer Indemnified Parties" is defined in Section 9.01.

"Capital Stock" means any and all shares, units, interests, rights, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation) including trust certificates, membership interests, partnership interests and joint venture interests.

"Closing" is defined in Section 2.02.

"Closing Date" is defined in Section 2.02.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

"Confidentiality Agreement" means that certain Confidentiality and Non-Solicitation Agreement between Parent and Nelnet, dated as of January 15, 2014.

"Contract" means any contract, agreement, arrangement or understanding, whether written or oral, under which (in each case) any obligation is legally enforceable against any Person, asset or right.

"Current Balance Sheet" means an unaudited, non-GAAP but reviewed by management of the Seller, interim consolidated balance sheet for each of the Transferred Entities and each of the Trusts, as of the Cut-Off Date.

"Cut-Off Date" is defined in Section 2.04.

"Department of Education" means the United States Department of Education.

"Depositor" is defined in the Recitals.

"Disclosable Contract" is defined in Section 4.18(b).

"Disclosure Letter" is defined in Article III.

"Eligible Lender Trustee" means a corporation or banking association qualifying as an "eligible lender" as such term is defined in Section 435(d) of the Higher Education Act for purposes of holding legal title to Student Loans, which is authorized to execute corporate trust powers and hold legal title to Student Loans.

"ELS" is defined in the Recitals.

"Employee" means any employee or independent contractor.

"Encumbrance" means any charge, claim, community property interest, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

"FFELP" means the U.S. Federal Family Education Loan Program.

"GAAP" means United States generally accepted accounting principles in effect as of the date of this Agreement as consistently applied by the Transferred Entities and the Trusts. "Consistently applied" means that no change in accounting principles shall be made from those used by the Transferred Entities or the Trusts in their past practices during all relevant periods. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

"Governmental Body" means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department,

agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

"Guarantee Agreement" means any agreement between any Guarantor and the Eligible Lender Trustee on behalf of a Trust or a Transferred Entity providing for the payment by the Guarantor of amounts authorized to be paid pursuant to the Higher Education Act to holders of qualifying Student Loans guaranteed in accordance with the Higher Education Act by such Guarantor.

"Guarantor" means any FFELP guaranty agency with which the Eligible Lender Trustee has in place a Guarantee Agreement, and which guarantor is reinsured by the Department of Education for a percentage of claims paid for a given federal fiscal year.

"Higher Education Act" means the Higher Education Act of 1965, 20 U.S.C. Section 1001 et seq., as amended or supplemented from time to time, and all regulations and guidelines promulgated thereunder.

"Income Tax" means any federal, state, local or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Indebtedness" means, as of any particular time, without duplication (i) the amount of all obligations for borrowed money of the Transferred Entities (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities of the Transferred Entities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of the Transferred Entities in respect of any letters of credit or bankers' acceptances (to the extent drawn), (iv) any interest rate swap, forward contract or other hedging arrangement of the Transferred Entities and (v) all obligations (including accrued interest) under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases.

"Indemnified Party" is defined in Section 9.05(a).

"Indemnifying Party" is defined in Section 9.05(a).

"Investment Company" is defined in Section 4.15.

"Investment Company Act" means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge of the Seller" or "Seller's Knowledge" means the actual (but not constructive or imputed) knowledge of any of Jeff Dulow, Eric Fong, Krista Neal, Deann Szelpal and Kim Showman as of the date of this Agreement or, to the extent applicable, as of the Closing Date immediately prior to the Closing, without any implication of verification or investigation concerning such knowledge but after review of this Agreement and the Disclosure Letter. One or more of the above named individuals is responsible for dealing with the Tax liabilities of the Transferred Entities and the Trusts, litigation by or against the Transferred Entities and the Trusts and the compliance with any Contract entered into by, or Permits obtained by, the Transferred Entities and the Trusts.

"Law" means any law, rule, regulation, judgment, injunction, order, decree, administrative requirement, or other restriction of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

"Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person.

"Loan Sale Agreements" means those certain Loan Sale Agreements, dated as of April 10, 2014, by and between National Education Loan Network, Inc. and each of CIT Education Loan Trust 2011-1, CIT Education Loan Trust 2012-1 (each, a Delaware statutory trust) and the Seller.

"Losses" is defined in Section 9.01.

"Material Adverse Effect" means any materially adverse change to the financial condition, business or results of operations of the Transferred Entities and the Trusts, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Law or accounting rules, including GAAP; (ii) any change in interest rates or general economic conditions; (iii) any change that is generally applicable to the industries in which the Transferred Entities and the Trusts operate; (iv) the entry into and compliance with this Agreement, the Loan Sale Agreements and/or the announcement or consummation of the transactions contemplated hereby or thereby; (v) any omission to act or action taken by the Seller or any of its Affiliates or by the Transferred Entities or the Trusts with the consent of or at the request of the Buyer (including those omissions to act or actions taken which are permitted by this Agreement); (vi) any national or international political event or occurrence, including acts of war or terrorism; (vii) any change that does not relate directly to either of the Transferred Entities or any of the Trusts; or (viii) any change that would not be a material adverse change after consideration of the Buyer's remedies under this Agreement, including Section 9.01.

"Mutual Release" is defined in Section 2.03(a)(iv).

"Nelnet" is defined in the Preamble.

"Non-Party Affiliates" is defined in Section 11.18.

"Ordinary Course of Business" means with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person's past practice and custom over the twelve (12) month period prior to the date of determination.

"Organizational Documents" means: (a) the articles of incorporation and the bylaws of a corporation; (b) the articles of organization and the limited liability company agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) the certificate of trust and trust agreement of a trust, (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

"Parent" is defined in the Preamble.

"Party" and "Parties" is defined in the Preamble.

"Permits" means all licenses, franchises, permits, exemptions, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Body (or any other Person) which are necessary for the conduct of the Business as presently conducted by a Transferred Entity or affecting or relating in any way to the Business of such Person.

"Permitted Encumbrances" means: (i) Encumbrances securing liabilities which are reflected or reserved against in the balance sheet of the Transferred Entities or the Trusts as of March 31, 2014 to the extent so reflected or reserved; (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on the books of the Transferred Entities or the Trusts in accordance with GAAP; (iii) Encumbrances set forth in Section 1.01(a) of the Disclosure Letter; and (iv) encumbrances in the form of restrictions on transfers of securities under federal and state securities laws and any restrictions on transfer included in the terms of any of the Contracts listed in the Disclosure Letter.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

"Pre-Closing Liabilities" means any Liabilities of a Transferred Entity or a Trust arising from the operation of such Transferred Entity or Trust prior to the Closing or pursuant to any Contract to which such Transferred Entity or Trust is a party and such Liability arises from an action or inaction of such party prior to the Closing, including, but not limited to (i) Liabilities arising from pre-Closing breaches of administrative or servicing obligations by ELS as Administrator and Servicer or pre-Closing breaches of representations by the Depositor pursuant to any Securitization Transaction, (ii) repurchase obligations of the Depositor pursuant to any loan purchase agreement, (iii) Pre-Closing Taxes and (iv) any Liability with respect to Employees of a Transferred Entity or a Trust, or "employee benefit plans" (within the meaning of Section 3(3) of ERISA) or similar arrangements which a Transferred Entity or a Trust has

maintained, contributed to or as to which a Transferred Entity or a Trust has or could have any liability, including but not limited to by reason of being or having been treated as a single employer with any other person under Section 414 of the Code, but excluding (x) any Liabilities arising from the performance after the Closing of any Contracts to which either Transferred Entity or a Trust is a party including, without limitation, the payment of the Indebtedness under the Securitization Transactions pursuant to the Contracts described in Section 4.09(a), (y) the operation of the Transferred Entities and/or the Trusts following the Closing and (z) any amounts for which the Buyer is responsible pursuant to Section 2.04.

"Pre-Closing Tax Period" means any taxable period that ends on or before the Closing Date.

"Pre-Closing Taxes" means the Taxes with respect to a Pre-Closing Tax Period and for the portion of a Straddle Period ending on the Closing Date.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" is defined in Section 2.01.

"Section 338(h)(10) Election" is defined in Section 10.07.

"Securitization Transaction" means a securitization transaction in respect of which each respective Trust acted as issuer of asset-backed securities.

"Seller" is defined in the Preamble.

"Seller Guaranty" is defined in Section 4.22.

"Seller Transfer and Sale Agreements" is defined in Section 6.12.

"Servicer" means ELS in its capacity as a master servicer or servicer under a servicing agreement.

"Shares" is defined in the Recitals.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person is greater than the total amount of Liabilities (including contingent and unliquidated Liabilities) of such Person as determined in accordance with GAAP, (b) such Person is able to pay all Liabilities of such Person as such Liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

"Stock" is defined in the Recitals.

"Straddle Period" means any taxable period that begins on or before and ends after the Closing Date.

"Student Loan" means an education loan to students and parents of students under the FFELP and authorized by the Higher Education Act of 1965, as amended, or the Health Education Assistance Loan Program, as amended, including a Stafford, PLUS, Consolidation or HEAL student loan. For the avoidance of doubt, as used herein, the term "Student Loan" includes Student Loans that have lost the benefit of the related Guarantee Agreement.

"Subservicer" means the applicable subservicer under each Securitization Transaction subservicing agreement.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

"Tax Claim" is defined in Section 10.03(a).

"Tax Returns" means any return, claims for refund, report or information return filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding a Transferred Entity that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax Liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

"Third-Party Claim" is defined in Section 9.05(a).

"Transferred Entity" and "Transferred Entities" are defined in the Recitals.

"Transferred Interests" is defined in the Recitals.

"Trust Certificate" means, with respect to each Trust, a certificate evidencing 100% of the ownership interest in such Trust.

"Trust" and "Trusts" are defined in the Recitals.

"Websites" means each of the following websites:

(a) http://ir.cit.com/GenPage.aspx?IID=102820&GKP=208525;

(b) http://ir.cit.com/GenPage.aspx?IID=102820&GKP=208526; and

(c) http://ir.cit.com/GenPage.aspx?IID=102820&GKP=208527.

Section 1.02. Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) "Including," etc. The term "including" has the inclusive meaning frequently identified with the phrase "but not limited to."

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer all of the Shares free and clear of all Encumbrances, other than transfer restrictions arising under federal and state securities Laws, and the Buyer shall purchase the Shares free and clear of all Encumbrances, other than transfer restrictions arising under federal and state securities Laws, from the Seller, in exchange for the cash consideration described herein. The aggregate cash consideration to be paid to the Seller shall be equal to $127,122,942 (the "Purchase Price").

Section 2.02. Closing. The consummation (the "Closing") of the purchase and sale of the Shares and the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, on April 25, 2014, or at such other place (including by facsimile or PDF) or at such other time or on such other date as the Seller and the Buyer shall agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing will be effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.03. Actions at the Closing.

(a) At the Closing, the Seller shall deliver (or cause to be delivered to the Buyer) each of the following:

(i) stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer;

(ii) a certificate of the Seller, dated as of the Closing Date, stating that (A) the representations and warranties of the Seller set forth in Article III are true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date), (B) the representations and warranties set forth in Article IV are true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct as of such date), in each case except for: (1) such inaccuracies (without regard to "materiality" or "Material Adverse Effect" or similar qualifications in any such representation and warranty) as in the aggregate would not have a Material Adverse Effect; and (2) changes contemplated by this Agreement or resulting from any action or inaction expressly consented to in writing by the Buyer, and (C) the Seller has performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(iii) a certificate of Parent, dated as of the Closing Date, stating that (A) the representations and warranties of Parent set forth in Article IIIA are true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date), and (B) Parent has performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(iv) a release, substantially in the form of Exhibit A hereto (the "Mutual Release"), duly executed by the Seller and each of the Transferred Entities;

(v) the resignation of the officers and directors of each of the Transferred Entities;

(vi) minute books, certificates, if any, evidencing ownership of the Shares and the membership interest in the Depositor and transfer books regarding Shares, corporate seal and other records of each of the Transferred Entities; and

(vii) the original Trust Certificates for each Trust registered in the name of the Depositor or, if the original Trust Certificate for CIT Education Loan Trust 2005-1 is not available at Closing, a true and correct copy of the Trust Certificate and a certificate or other confirmation from the Trustee of CIT Education Loan Trust 2005-1 stating that its records reflect registration of the Trust Certificate in the Depositor's name.

(b) At the Closing, the Buyer shall deliver (or cause to be delivered) to the Seller each of the following:

(i) the Purchase Price;

(ii) a certificate of the Buyer, dated as of the Closing Date, stating that (A) the representations and warranties set forth in Article V are true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date) and (B) the Buyer has performed in all material respects all of the

covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and

(iii) a certificate of Nelnet, dated as of the Closing Date, stating that (A) the representations and warranties set forth in Article VA are true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date) and (B) Nelnet has performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) All payments to be made by the Buyer pursuant to Sections 2.03(b)(i) shall be made by wire transfer of immediately available funds to such bank account or bank accounts as designated by the Seller prior to the execution and delivery of this Agreement.

Section 2.04. Treatment of Accounts Receivables and Accounts Payable. The Parties agree that, in the event the Closing occurs, the Seller shall be responsible for all expenses of the Transferred Entities and receive the cash from all accounts receivable and other payments attributable to the operation of their respective Businesses for the period ending on March 31, 2014 (the "Cut-Off Date") and the Buyer shall be responsible for and receive the benefit of (as applicable) ordinary course expenses and cash receipts related to operation of the respective Businesses of the Transferred Entities and the Trusts after the Cut-Off Date. The Parties shall transfer cash received or make other adjusting payments as required from time to time to implement the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as otherwise disclosed to the Buyer in the disclosure letter (the "Disclosure Letter") delivered to the Buyer by the Seller on the date of this Agreement. The Disclosure Letter has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of Article I, this Article III and Article IV; however, each section of the Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Letter as to which its relevance is reasonably apparent. Capitalized terms used in the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

Section 3.01. Organization and Corporate Power.

(a) The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.

Section 3.02. Authorization. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions are necessary to authorize the execution, delivery or performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by the Seller and, assuming that this Agreement and the Ancillary Agreements to which it is a party are valid and binding obligations of the other parties thereto, this Agreement and the Ancillary Agreements to which it is a party constitute valid and binding obligations of the Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.

Section 3.03. No Violation. The Seller is not subject to or obligated under its certificate of incorporation or bylaws, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller's execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.

Section 3.04. Title to the Shares. The authorized capital stock of ELS consists of 1,000 shares of common stock having a par value of $.0001 per share, of which 100 shares are issued and outstanding and constitute all of the Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrance, other than Permitted Encumbrances. The Seller has the right, authority and power to sell, assign and transfer the Shares to the Buyer. At the Closing, the Seller shall transfer, and the Buyer shall acquire, good and valid title to the Shares sold by the Seller, free and clear of any Encumbrance other than Encumbrances created by the Buyer and restrictions on transfer arising under federal and state securities Laws.

Section 3.05. Governmental Bodies; Consents. The Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Buyer that the statements in this Article IIIA are correct as of the date of this Agreement and will be correct as of the Closing Date.

Section 3.01A Organization and Corporate Power.

(a) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Parent has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.

Section 3.02A Authorization. The execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions are necessary to authorize the execution, delivery or performance by Parent of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Parent and, assuming that this Agreement and such Ancillary Agreements to which it is a party are valid and binding obligations of the other parties thereto, this Agreement and the Ancillary Agreements to which it is a party constitute valid and binding obligations of Parent, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.

Section 3.03A No Violation. Parent is not subject to or obligated under its Organizational Documents, any Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Parent's execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.

Section 3.04A Governmental Bodies; Consents. Parent is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.05A Continuing Business. Parent, the ultimate parent of the ELS, intends to remain in the commercial lending business, and is not exiting, and does not presently intend to exit, the lending business, and Parent and its subsidiaries sell portfolios of loans to unrelated Persons in the ordinary course of business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TRANSFERRED ENTITIES

The Seller represents and warrants to the Buyer that the statements in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as otherwise disclosed to the Buyer in the Disclosure Letter.

Section 4.01. Organization and Power. ELS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and each Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Transferred Entities and each of the Trusts has all requisite corporate, limited liability company or trust power and authority to own and operate its properties and to carry on its business as now conducted. Each of the Transferred Entities is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.01 of the Disclosure Letter sets forth the Organizational Documents for each of the Transferred Entities and each of the Trusts as of the date of this Agreement. The Seller has provided the Buyer with a true and correct copy of each document described in Section 4.01 of the Disclosure Letter. Each of ELS and the Depositor has observed all of the required corporate proceedings pursuant to its Organizational Documents, including the holding of annual meetings of the Boards of Directors of ELS and the Depositor, the stockholders of ELS and the members of the Depositor, except where the failure to observe such proceedings would not, individually or in the aggregate, have a Material Adverse Effect. Each of ELS and the Depositor has complied with the terms and provisions of the Depositor's limited liability company agreement (including special purpose entity provisions), and the Depositor has complied with the terms and provisions of such Trust's trust agreement, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02. No Subsidiaries. Other than the limited liability company interests of the Depositor and the Trust Certificates for the Trusts, neither of the Transferred Entities owns, has any interest in any shares or has an ownership interest in any other Person.

Section 4.03. Authorization; No Breach.

(a) Except as set forth in Section 4.03(a) of the Disclosure Letter, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Organizational Documents of either of the Transferred Entities; (ii) conflict with or violate any Law applicable to either of the Transferred Entities or any of the Trusts or by which any property or asset of either of the Transferred Entities or any of the Trusts is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person

pursuant to, any Contract set forth in Section 4.03(a) of the Disclosure Letter; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b) Except as set forth in Section 4.03(b) of the Disclosure Letter, neither of the Transferred Entities nor any of the Trusts are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such filings as may be required by any applicable federal or state securities or "blue sky" laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 4.04. Equity Interests. The authorized and outstanding equity interests of each of the Transferred Entities and each of the Trusts is as set forth in Section 4.04 of the Disclosure Letter. All of the outstanding equity interests have been validly issued and are fully paid and, to the extent relevant, nonassessable. Except for rights created pursuant to this Agreement or the Securitization Transactions, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments made by either of the Transferred Entities relating to any shares of Capital Stock or other securities issued by either of the Transferred Entities or any of the Trusts containing any equity features, or contracts, commitments, understandings or arrangements, by which either of the Transferred Entities or any of the Trusts is bound to issue additional shares of its capital or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by either of the Transferred Entities or any of the Trusts relating to any shares of Capital Stock or other equity interests of either of the Transferred Entities or any of the Trusts. Except as described in this Agreement and pursuant to the Securitization Transactions, neither of the Transferred Entities nor any of the Trusts directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for, any such equity, partnership, membership or similar interest, or have any Contract to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability of, any Person.

Section 4.05. Absence of Certain Developments. From January 1, 2014 to the date of this Agreement, there has not occurred any Material Adverse Effect. Except as set forth in Section 4.05 of the Disclosure Letter and except as expressly contemplated by this Agreement, since January 1, 2014 to the date of this Agreement, neither of the Transferred Entities nor any of the Trusts has engaged in any material transaction that was not in the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth in Section 4.05 of the Disclosure Letter and except as expressly contemplated by this Agreement, since January 1, 2014 to the date of this Agreement, neither of the Transferred Entities nor any of the Trusts has:

(a) amended or modified its Organizational Documents;

(b) issued or sold any of its Capital Stock, limited liability company interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its Capital Stock or limited liability company interests;

(c) redeemed or repurchased, directly or indirectly, any shares of its Capital Stock, or other equity securities or declared, set aside, paid or made any distributions or payment to its stockholders, with respect to any shares of its Capital Stock, or other equity securities or made any payments with respect to any stock appreciation rights, phantom stock plans or similar arrangements, other than with respect to repayment of outstanding intercompany Indebtedness (which intercompany Indebtedness will be eliminated on or before the Closing Date);

(d) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(e) incurred any Indebtedness for borrowed money (other than Indebtedness that will be repaid at the time of Closing);

(f) made any material acquisition of all or any significant part of the assets, properties, Capital Stock or other equity securities or business of any other Person, whether by merger, stock or asset purchase or otherwise;

(g) made or revoked any material election with regard to Taxes or filed any material amended Tax Returns;

(h) commenced any material litigation or arbitration; or

(i) committed to do any of the foregoing.

Section 4.06. Title to Assets and Equity Interests.

(a) Neither of the Transferred Entities owns or holds any tangible personal property or leasehold interests.

(b) ELS holds good and marketable title to the limited liability company interests of the Depositor free and clear of all Encumbrances, other than transfer restrictions arising under federal and state securities Laws or contained in its Organizational Documents or the Disclosable Contracts.

(c) The Depositor holds good and marketable title to the Trust Certificates free and clear of all Encumbrances, other than transfer restrictions arising under federal and state securities Laws or contained in the Contracts related to the Securitization Transaction or the Disclosable Contracts.

Section 4.07. Tax Matters.

(a) Except as set forth in Section 4.07(a) of the Disclosure Letter, (i) the Transferred Entities have filed all material Tax Returns that are required to be filed by them;

(ii) all such Tax Returns are true and correct in all material respects; (iii) all material Taxes due and owing by the Transferred Entities, have been fully paid or properly accrued; (iv) all material Taxes which the Transferred Entities are obligated to withhold from amounts owing to any employee, creditor or third-party have been fully paid or properly accrued; (v) as of the date of this Agreement, no deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Transferred Entities, which has not been paid or resolved; and (vi) as of the date of this Agreement, there are no ongoing or pending Tax audits by any taxing authority of any Governmental Body against any of the Transferred Entities that could result in a material liability for Taxes.

(b) The Seller and its Affiliates have treated the Depositor and the Trusts as "disregarded entities" for purposes of the Code and, therefore, none of the Depositor or any of Trusts was required to file any Tax Returns.

(c) Except as set forth in Section 4.07(c) of the Disclosure Letter, there is no material dispute or claim concerning any Tax liability of either of the Transferred Entities either (i) claimed or raised by any Governmental Body in writing, or (ii) to the Knowledge of the Seller.

(d) Section 4.07(a) of the Disclosure Letter lists all federal, state, local and non-U.S. Tax Returns filed with respect to the Transferred Entities for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Transferred Entities since December 31, 2010. Neither of the Transferred Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(f) There are not any Tax Sharing Agreements or similar agreements with respect to or involving any Transferred Entity or Trust for any taxable period (or portion thereof) ending after the Closing Date.

(g) This Section 4.07 contains the sole and exclusive representations and warranties of the Seller with respect to any Tax matters.

Section 4.08. Limited Operations. Since January 1, 2009, the Transferred Entities have not conducted any business other than the master servicing and administration of certain of Parent's subsidiaries' sponsored securitizations and the ownership of certain of the related securitization residual interests or any activities related thereto. Neither of the Transferred Entities has, or has ever had, any fee or leasehold interest in real estate.

Section 4.09. Contracts Relating to Securitization Transactions; Agreements with Regulators.

(a) Section 4.09(a) of the Disclosure Letter sets forth all of the Contracts relating to the Securitization Transactions to which the Transferred Entities or the Trusts are a party, including (i) all master servicing agreements with each Trust relating to Student Loans held by any of the Trusts (collectively, the "Applicable Loans"), (ii) the subservicing agreements with the applicable Subservicers for the Applicable Loans, and (iii) the administration agreements with each Trust. The Seller has provided the Buyer with a true and correct copy of each Contract set forth in Section 4.09(a) of the Disclosure Letter.

(b) Except as set forth in Section 4.09(b) of the Disclosure Letter, neither of the Transferred Entities nor any of the Trusts is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, relating to the conduct of its business, or since January 1, 2011 has adopted any related policies, procedures or resolutions of the board of directors or any committee thereof at the request or suggestion of, any Governmental Body and addressed specifically to the Seller and not the industry in general.

Section 4.10. Litigation. Except as set forth in Section 4.10 of the Disclosure Letter, as of the date of this Agreement there are no actions, suits or proceedings pending or, to the Seller's Knowledge, overtly threatened against the Transferred Entities or the Trusts, at law or in equity, or before or by any Governmental Body, except for actions, suits or proceedings brought by individual Borrowers in connection with Applicable Loans. Except as set forth in Section 4.10 of the Disclosure Letter, as of the date of this Agreement, neither the Transferred Entities nor any of the Trusts is subject to any material outstanding judgment, order or decree of any Governmental Body.

Section 4.11. Legal Compliance; Permits.

(a) Compliance with Law. The Transferred Entities and the Trusts are in compliance in all material respects with all applicable Laws and, except as set forth in Section 4.11(a) of the Disclosure Letter, neither of the Transferred Entities has received any notice of or been charged with any violation of any Law. Neither of the Transferred Entities nor any of the Trusts is under investigation with respect to the violation of any Law and there are no facts or circumstances that could form the basis for any such violation, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Securitizations. Each of Transferred Entities and each of the Trusts is in material compliance with the provisions of each of the Contracts to which it is a party pursuant to each Securitization Transaction and no Event of Default or Master Servicer Default (as such terms are defined in each respective Securitization Transaction) has occurred and is continuing as of the date hereof. As of the date of this Agreement, none of the Transferred Entities or the Trusts has delivered a written notice of default by any third party service providers under any of the Contracts relating to the Securitization Transactions and, to the Knowledge of the Seller, as of the date of this Agreement, there are no facts or circumstances that would entitle either of the Transferred Entities or any of the Trusts to deliver such a notice of default. The Depositor does not have any material obligations as a holder of the Trust Certificates except pursuant to the agreements and instruments listed on Section 4.11(b) of the Disclosure Letter.

(c) Permits. Section 4.11(c) of the Disclosure Letter sets forth a list of all Permits held by the Transferred Entities. Each Permit is valid and in full force and effect. Each Business of the Transferred Entities is being conducted in material compliance with the terms and conditions of all such Permits, in each case as presently conducted. Neither of the Transferred Entities has received any notice of a violation or breach of, and, to the Knowledge of the Seller, no event has occurred which would constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending or, to the Knowledge of the Seller, threatened, relating to any terms and conditions of any Permit. None of the Permits will be terminated or become terminable or impaired, in whole or in part, as a direct result of the sale of the Shares to the Buyer. No Governmental Body has threatened, or indicated that it intends, not to renew any Permit.

Section 4.12. Transactions With Affiliates. Except as set forth in Section 4.12 of the Disclosure Letter, none of the officers, directors, managers, employees or Affiliates of either of the Transferred Entities is presently a party to any transaction with the Transferred Entities or the Trusts (other than for ordinary course services as employees, officers, directors or managers), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Knowledge of the Seller, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.13. Powers of Attorney. Section 4.13 of the Disclosure Letter sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from either of the Transferred Entities or any of the Trusts and a summary of the terms thereof, except for usual and customary powers of attorney delivered in connection with the Securitization Transactions.

Section 4.14. Bank Accounts. Section 4.14 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either of the Transferred Entities maintains any deposit or checking account and the account numbers of all such accounts.

Section 4.15. Investment Company Act Status. None of the Seller, the Transferred Entities or the Trusts is an investment company as defined in the Investment Company Act (an "Investment Company").

Section 4.16. Minute Books; Directors and Officers. Except for resolutions approving this Agreement, the Loan Sale Agreements and the transactions contemplated hereby and thereby, the minute books and other similar records of the Transferred Entities contain accurate records of all material actions taken since January 1, 2009 at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Transferred Entities accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Transferred Entities. Copies of all of the foregoing materials in the Seller's possession have been provided to the Buyer. Section 4.16 of the Disclosure Letter sets forth the officers and directors of each of the Transferred Entities. The Trusts have no directors or officers.

Section 4.17. Broker Fees. Except as set forth in Section 4.17 of the Disclosure Letter, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Transferred Entities.

Section 4.18. Contracts.

(a) Section 4.18 of the Disclosure Letter sets forth all of the Contracts to which a Transferred Entity or a Trust is a party or, with respect to prior Contracts, for which a Transferred Entity or a Trust has any remaining liability, excluding (i) any Contracts already

identified in Section 4.09(a) of the Disclosure Letter, (ii) any Contract involving payments of less than $20,000 and that has a term of less than one (1) year or that can be terminated on less than sixty (60) days' notice without penalty and (iii) any Contract entered into after the date hereof with the consent of the Buyer pursuant to Section 6.01.

(b) The Seller has made available to the Buyer true and complete copies of the Contracts listed in Sections 4.09(a) and 4.18 of the Disclosure Letter (collectively, the "Disclosable Contracts"). Each of the Disclosable Contracts is in full force and effect, and is a legal, valid and binding obligation of the Transferred Entity or Trust, which is a party thereto and, to the Knowledge of the Seller, of each other party(ies) thereto, enforceable against such party(ies) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity). Each of the Transferred Entities and each of the Trusts has performed in all material respects all obligations required to be performed by it under the Disclosable Contracts to which it is a party, and none of the Transferred Entities nor, to the Knowledge of the Seller, any other party(ies) to such Contracts, is in material breach or material default thereunder, nor has any of the Transferred Entities received notice that it is in material breach or material default thereunder. Neither of the Transferred Entities has received notice that any other party to any of the Disclosable Contracts intends nor, to the Knowledge of the Seller, does any other party to such a Contract intend, (A) to terminate or amend any material terms thereof; or (B) with respect to any such Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Contract upon expiration of its term. Neither of the Transferred Entities is currently paying liquidated damages in lieu of performance under any of the Disclosable Contracts.

Section 4.19. Labor Matters. Neither of the Transferred Entities has, or has since January 1, 2008 had, any Employees. The Depositor does not utilize the services of any staffing agency, or loan out agency or any entity that provides temporary or long-term staffing services. Neither of the Transferred Entities utilize any Person(s) as a consultant or independent contractor or share any Person(s) with another employer, and is a co-employer.

Section 4.20. No Consents, Notices or Rating Agency Confirmations. The sale of the Shares to the Buyer does not require (a) the consent of any party to the Contracts relating to the Securitization Transactions, (b) except as set forth in Section 4.20 of the Disclosure Letter, any filings with or any notices to any rating agency or any other Person pursuant to the Contracts relating to the Securitization Transactions or (c) the receipt of any Rating Agency Confirmations or the satisfaction of any Rating Agency Condition (each as defined in the Contracts relating to the Securitization Transactions) pursuant to the Contracts relating to the Securitization Transactions.

Section 4.21. Data Tapes. The Data Tapes prepared as of November 30, 2013 and posted on the Seller's ShareVault website in connection with the Seller's request for bids for the Trusts are true and correct in all material respects, contain all of the information they purport to contain and fairly presents, in all material respects, the Student Loans beneficially owned by the Trusts (through their Eligible Lender Trustees) as of the applicable dates. The Data Tapes include all Student Loans beneficially owned by the Trusts as of the applicable date thereof. For

purposes of this Agreement, "Data Tape" means, as of the relevant date, an electronic data storage file produced by or on behalf of Seller from its or its servicers' management information systems setting forth the applicable information for each Student Loan beneficially owned by the Trusts.

Section 4.22. Seller Guarantees. Section 4.22 of the Disclosure Letter lists all Contracts, arrangements, guarantees, bonds, letters of credit, letters of comfort or other understandings (each, a "Seller Guaranty") entered into by the Seller or an Affiliate thereof (other than the Transferred Entities or the Trusts) for the benefit of any of the Transferred Entities or the Trusts which imposes any Liability upon the Seller or its Affiliates (other than any of the Transferred Entities or the Trusts).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date:

Section 5.01. Organization and Corporate Power.

(a) The Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nebraska.

(b) The Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.

Section 5.02. Authorization. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by the Buyer and assuming that this Agreement and the Ancillary Agreements to which it is a party are valid and binding obligations of the other parties thereto, this Agreement and the Ancillary Agreements to which it is a party constitute valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.

Section 5.03. No Violation. The Buyer is not subject to or obligated under its Organizational Documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by, or under which a default would occur as a result of, the Buyer's execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.

Section 5.04. Governmental Bodies; Consents. Except for filing a Current Report on Form 8-K with the Securities and Exchange Commission, the Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.05. Investment Intent. The Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Shares. The Buyer has conducted to its own satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Transferred Entities and the Trusts, and the nature and conditions of the properties and assets of the Transferred Entities, and in making the determination to proceed with the transactions contemplated by this Agreement has relied solely on its own independent investigation and the representations and warranties of the Seller and Parent contained in Articles III, IIIA and IV and, except to the extent specifically set forth in Articles III, IIIA and IV, is purchasing the Shares on an "as-is, where is" basis. The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Buyer is able to bear the risk of holding the Shares for an indefinite period of time.

Section 5.06. Financing. The Buyer has available or access to sufficient immediately available funds to make all payments required under Section 2.03 and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby and fund the operations of the Transferred Entities.

Section 5.07. Solvency. The Buyer is Solvent as of the Closing Date after giving effect to the transactions contemplated by this Agreement.

Section 5.08. Investment Company Act. The acquisition of the Transferred Interests by the Buyer, indirectly, will not cause any Trust to become an Investment Company nor an entity controlled by an Investment Company.

Section 5.09. Broker Fees. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

ARTICLE VA

REPRESENTATIONS AND WARRANTIES OF NELNET

Nelnet represents and warrants to the Seller that the statements in this Article VA are correct as of the date of this Agreement and will be correct as of the Closing Date.

Section 5.01A Organization and Corporate Power.

(a) Nelnet is duly organized, validly existing and in good standing under the laws of the State of Nebraska.

(b) Nelnet has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.

Section 5.02A Authorization. The execution, delivery and performance by Nelnet of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions are necessary to authorize the execution, delivery or performance by Nelnet of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Nelnet and, assuming that this Agreement and the Ancillary Agreements to which it is a party are valid and binding obligations of the other Parties, this Agreement and the Ancillary Agreements to which it is a party constitute valid and binding obligations of Nelnet, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights or to general principles of equity.

Section 5.03A No Violation. Nelnet is not subject to or obligated under its Organizational Documents, any Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Nelnet's execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.

Section 5.04A Governmental Bodies; Consents. Nelnet is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Nelnet in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of the Business; Oversight. (a) From the date hereof until the Closing Date, except as set forth in Section 6.01 of the Disclosure Letter, the Seller shall cause the Transferred Entities and the Trusts (only to the extent that the Seller or the Transferred Entities have the power to control the actions of the Trusts) to conduct their respective Business in the Ordinary Course of Business except as otherwise contemplated by this Agreement, as required by applicable Law, as necessary to perform the obligations of either Transferred Entity under any Contracts to which such Transferred Entity is a party or as consented to by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and the Seller shall not permit the Transferred Entities or any of the Trusts (only to the extent that the Seller or the Transferred Entities have the power to control the actions of the Trusts) to (i) amend or modify its Organizational Documents, (ii) amend, modify or terminate any Contract listed in the Disclosure Letter or enter into any new Contract or (iii) take any action of the types referred to in clauses (a) - (f) or (h) or (i) (as it relates to the foregoing clauses) of the second sentence of Section 4.05, in each case without the prior consent of the Buyer, not to be unreasonably withheld, conditioned or delayed. From the date hereof until the Closing, the Seller will not amend the Disclosure Letter.

(b) From the date hereof until the Closing the Seller will provide prompt written notice to Buyer in the event that, to the Sellers' Knowledge, any of the following occurs between the date of this Agreement and the Closing: (i) a Material Adverse Effect; or (ii) any of the matters referred to in clauses (v) and (vi) of Section 4.07 or in Section 4.10 or in the second sentence of Section 4.11(b) (in each case, without reference to the limitation "as of the date of this Agreement").

(c) From the date hereof until the Closing, the Seller will provide the Buyer and its officers, employees, accountants, counsel and other agents with reasonable access during normal business hours as provided in Section 6.02 below, which may include having a Buyer representative visiting the offices of the Seller and the Transferred Entities during normal business hours, provided that such Buyer representative will provide Seller at least 24 hours prior notice of any such visit. During this period, upon inquiry by the Buyer, the Seller will discuss the operations of the Transferred Entities and the Trusts with this representative and, without necessity of any inquiry by the Buyer, will promptly advise of any non-routine business decisions being made (and any matters requiring such decisions to be made) with respect to the Transferred Entities or the Trusts.

Section 6.02. Access to Books and Records.

(a) From and after the Closing, the Buyer shall, and shall cause the Transferred Entities and, to the extent the Buyer has the right to do so, the Trusts to, provide the Seller and its officers, employees, accountants, counsel and other agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Transferred Entities and the Trusts with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal

business hours, and upon reasonable advance notice, to officers, employees, accountants, counsel and other agents of the Buyer, the Transferred Entities, and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Seller, neither the Buyer nor the Transferred Entities shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Transferred Entities for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer or the Transferred Entities may intend to destroy, alter or dispose of.

(b) From and after the Closing, Parent and the Seller shall provide the Buyer and its officers, employees, accountants, counsel and other agents, upon reasonable advance notice, with copies of or access to the records of the Transferred Entities relating to the Trusts with respect to periods or occurrences prior to the Closing Date that remain in Parent or the Seller's control after the Closing and reasonable access, during normal business hours, and upon reasonable advance notice, to officers, employees, accountants, counsel and other agents of Parent, the Seller and their Affiliates for purposes of better understanding such records. Unless otherwise consented to in writing by the Buyer, neither Parent nor the Seller shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Transferred Entities for any period prior to the Closing Date without first offering to surrender to the Buyer such books and records or any portion thereof which Parent or the Seller may intend to destroy, alter or dispose of.

Section 6.03. Continuing Confidentiality. The Buyer agrees and acknowledges that it remains bound by the Confidentiality Agreement and that it shall be responsible for any breaches of the Confidentiality Agreement by any of the Buyer's representatives. The Buyer shall hold, and shall cause the Buyer's representatives to hold in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the information conveyed to the Buyer by or on behalf of the Seller exclusively relating to the transactions contemplated by this Agreement.

Section 6.04. Further Assurances. From time to time, as and when requested by any Party and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including (a) preparing and filing as promptly as practicable with any Governmental Body or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Body or other third party that are necessary, proper or advisable to consummate the sale of the Shares to the Buyer. Except as otherwise prohibited by Law, after the Closing, each Party hereto shall promptly inform the other of any communication from any Governmental Body regarding the sale of the Shares to the Buyer. If any Party or Affiliate thereof receives a request for additional information or documentary material from any

such Governmental Body with respect to the sale of the Shares to the Buyer, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. After the Closing, the Buyer and the Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the sale of the Shares to the Buyer.

Section 6.05. Communications. Following the Closing, with respect to any Contract to which any of the Transferred Entities or the Trusts is a party, the Parties shall cooperate with each other to provide notice to any Contract party of a change in notice address or other required information under the applicable Contract.

Section 6.06. Delivery of Information; Website. Following the Closing, Parent and the Seller will promptly forward to the Buyer any information or documents received from the Trusts or any Subservicer with respect to the Transferred Entities or the Transferred Interests. On each of the Websites, the Seller will, no later than ten (10) days following the Closing, place a message directing visitors to Buyer's website. The Websites will be maintained by the Seller for six (6) months after the Closing, but the Seller will not be required to update or amend such website after the Closing.

Section 6.07. Insurance. The Buyer acknowledges that, effective as of the Closing, the Transferred Entities will no longer be covered by the Seller's or Parent's insurance program and the Buyer will be responsible for obtaining, or causing the Transferred Entities to obtain, any insurance considered necessary or advisable by the Buyer.

Section 6.08. Current Balance Sheet. The Seller shall provide to the Buyer an unaudited Current Balance Sheet of the Businesses of the Transferred Entities and the Trusts and following the Closing shall provide the Buyer with such assistance as the Buyer reasonably requests with respect to information needed in connection with the transfer of the Businesses of the Transferred Entities, including the Trusts, to the Buyer. The Current Balance Sheet shall fairly reflect, in all material respects, the liabilities of the Transferred Entities and the Trusts as of the date thereof.

Section 6.09. Transition of Administration and Master Servicing Functions. During the period between Closing and the earlier of (i) sixty (60) days following Closing, and (ii) June 12, 2014, the Seller shall (and shall cause its Affiliates, officers, employees, agents and other representatives to) provide to the Buyer, the Transferred Entities and the Trusts, such reasonable transitional support, assistance and cooperation with respect to all services performed by the Seller or its Affiliates in the Ordinary Course of Business prior to the Closing by or on behalf of the Transferred Entities and the Trusts relating to administration of the Trusts, recordkeeping functions and all other necessary or appropriate functions, tasks and duties of or in connection with the Trusts as the Buyer may reasonably request. Such assistance and cooperation shall include, but not be limited to, making available to the Buyer, upon the Buyer's reasonable request all records in connection with such services and making available on a mutually convenient basis to provide additional information or explanation as reasonably requested.

Section 6.10. Delivery of Original Trust Certificate. If the original Trust Certificate for any Trust was not delivered at Closing in accordance with Section 2.03(a), the Seller shall deliver such Trust Certificate to the Buyer no later than fifteen (15) Business Days following the Closing Date.

Section 6.11. Conditions. Each of the Seller, on the one hand, and the Buyer, on the other hand, shall use commercially reasonable efforts to cause the conditions set forth in Section 9.01 and Section 9.02, respectively, to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article IX (other than those to be satisfied at the Closing).

Section 6.12. Securitization Repurchase Obligations. With respect to those three certain Seller Transfer and Sale Agreements (the "Seller Transfer and Sale Agreements"), dated as of May 1, 2004, June 1, 2005, and July 30, 2007, respectively, each among the Seller (in its individual capacity or as the successor or assign thereunder), as seller, the Depositor, as purchaser, and the applicable eligible lender trustees (each as more fully described in Section 4.09(a) of the Disclosure Letter), Nelnet hereby agrees and covenants that, notwithstanding the rights and remedies of the Depositor set forth in such Seller Transfer and Sale Agreements, Nelnet shall (i) not cause nor permit the Depositor (as an indirectly held subsidiary of Nelnet) to require the Seller to repurchase any student loans subject to a buy-back obligation, (ii) cause an Affiliate of Nelnet to purchase all such related student loans from the Depositor in place of the Seller as if such Affiliate were the applicable seller under the Seller Transfer and Sale Agreements, and (iii) seek redress for all Losses incurred from the performance of (i) and (ii) above from Seller and Parent solely in accordance with the provisions of Article IX and shall be treated in the same manner as if such Loss constitutes a Pre-Closing Liability.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to the Buyer's Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on, or immediately prior to, the Closing:

(a) (i) The representations and warranties of the Seller set forth in Article III and Parent set forth in Article IIIA shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date) and (ii) the representations and warranties set forth in Article IV shall have been true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct as of such date), in each case except for: (A) such inaccuracies (without regard to "materiality" or "Material Adverse Effect" or similar qualifications in any such representation and warranty) as in the aggregate would not reasonably

be expected to have a Material Adverse Effect; and (B) changes contemplated by this Agreement or resulting from any action or inaction expressly consented to in writing by the Buyer;

(b) The Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) No Governmental Body shall have issued any judgment, decree, injunction, administrative complaint, assessment, direction, penalty, sanction or order that enjoins, restrains, makes illegal or otherwise prohibits the transactions contemplated by this Agreement and no Governmental Body shall have commenced a proceeding seeking any of the foregoing; and

(d) The Seller shall have delivered to the Buyer each of the items set forth in Section 2.03(a);

(e) The closings under the Loan Sale Agreements shall have occurred; and

(f) No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.02. Conditions to the Seller's Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on, or immediately prior to, the Closing:

(a) The representations and warranties set forth in Article V and Article VA shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which only need be true and correct in all material respects as of such date);

(b) The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) No Governmental Body shall have issued any judgment, decree, injunction, administrative complaint, assessment, direction, penalty, sanction or order that enjoins, restrains, makes illegal or otherwise prohibits the transactions contemplated by this Agreement and no Governmental Body shall have commenced a proceeding seeking any of the foregoing; and

(d) The Buyer shall have delivered to the Seller each of the items set forth in Section 2.03(b); and

(e) The closings under the Loan Sale Agreements shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of the Buyer, on the one hand, and the Seller, on the other hand;

(b) upon the issuance by any Governmental Body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Buyer or the Seller from consummating the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non appealable;

(c) by the Buyer, upon a breach of any covenant or agreement on the part of the Seller or Parent set forth in this Agreement, or if any representation or warranty of the Seller or Parent set forth in this Agreement shall have become untrue, in either case such that the condition set forth in Sections 7.01(a) and 7.01(b) hereof could not be satisfied and such breach or failure to perform has not been cured (if curable) within thirty (30) days after receipt of written notice thereof; or

(d) by the Seller, upon a breach of any covenant or agreement on the part of the Buyer or Nelnet set forth in this Agreement, or if any representation or warranty of the Buyer or Nelnet set forth in this Agreement shall have become untrue, in either case such that the condition set forth in Sections 7.02(a) and 7.02(b) hereof would not be satisfied and such breach or failure to perform has not been cured (if curable) within thirty (30) days after receipt of written notice thereof.

Section 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and have no effect without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement, (b) except that no such termination shall relieve any party thereto of any liability for damages resulting from any willful breach by such party of this Agreement and (c) except that the provisions of Sections 4.17 and 5.09 relating to brokers' fees, Article XI and this Section 8.02 shall survive the termination hereof.

ARTICLE IX
INDEMNIFICATION

Section 9.01. Indemnification by the Seller and Parent. Subject to the other terms and conditions of this Article IX, after the Closing, the Seller and Parent, jointly and severally, shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all loss, liability, damage or expense (including reasonable legal fees) ("Losses") suffered or incurred by the Buyer and any of its Affiliates, officers, directors, employees or agents (collectively, the "Buyer Indemnified Parties") to the extent arising (a) from any breach of any representation or warranty of the Seller or Parent contained in this Agreement, (b) from any breach of any covenant contained in this Agreement requiring performance by the Seller or Parent or (c) with

respect to any Pre-Closing Liabilities. The Buyer agrees that in the event of any breach or the existence of any Pre-Closing Liability giving rise to an indemnification obligation under this Section 9.01, the Buyer shall take and cause its Affiliates (including the Transferred Entities) to take, or cooperate with the Seller and Parent, if so requested by the Seller or Parent, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent Liability from becoming an actual Liability) and if either of the Transferred Entities or any of the Trusts incurs a Pre-Closing Liability due to (x) the Department of Education or a Guarantor, as the case may be, refusing to honor all or part of a claim filed with respect to a Student Loan, (y) a claim not being permitted to be filed with respect to such Student Loan under the Higher Education Act, or (z) a defense is asserted by a Borrower (or endorser, if any) with respect to such Borrower's obligation to pay all or any part of such Student Loan, the Buyer shall complete (or shall have caused the Transferred Entities to complete) all usual and customary actions (including all those required) pursuant to the FFELP with the applicable Guarantor and intended to reinstate the Guarantee Agreement with respect to such Student Loan prior to any Buyer Indemnified Party being entitled to receive payment for indemnification pursuant to this Article IX.

Section 9.02. Indemnification by the Buyer and Nelnet. Subject to the other terms and conditions of this Article IX, from and after the Closing Date, the Buyer and Nelnet, jointly and severally, shall indemnify the Seller, its Affiliates, officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of the Buyer or Nelnet contained in this Agreement, (b) any breach of any covenant contained in this Agreement requiring performance by the Buyer, Nelnet or the Transferred Entities, (c) the operation of the Transferred Entities or the Trusts post-Closing, other than Liabilities for which the Seller and/or Parent have an obligation to indemnify a Buyer Indemnified Party under Section 9.01 and (d) all liability for Taxes of the Transferred Entities for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case the Buyer's and Nelnet's indemnity under Article X will cover only that portion of any such Taxes that are allocable to the period after the Closing Date).

Section 9.03. Exclusive Remedy. Each of the Seller, Parent, the Buyer and Nelnet acknowledges and agrees that, except as otherwise set forth in the Ancillary Agreements, from and after the Closing, its sole and exclusive remedy against the Buyer, Nelnet the Seller or Parent, as applicable, with respect to any and all claims relating (directly or indirectly) to the Buyer, the Transferred Entities, the Trusts, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article IX, Article XI and Section 11.08. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the parties' remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.01 and this Section 9.03) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

Section 9.04. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of (a) a breach of representation or warranty or covenant shall

terminate when the applicable representation or warranty or covenant expires pursuant to Section 9.07, (b) any Pre-Closing Liabilities shall expire on the sixty-six (66) month anniversary of the Closing Date and (c) any failure to pay Taxes to a Governmental Body shall expire sixty (60) days following the expiration of the applicable Tax statute of limitation, and provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by in accordance with Section 9.05 to the Indemnifying Party. In order to determine the validity and/or the amount of any such claim following the Closing, the Buyer shall, and shall cause the Transferred Entities and, to the extent the Seller has the right to do so, the Trusts to, provide the Seller, Parent and their representatives full access, upon the reasonable request of the Seller or Parent to (i) all books, records and other documents (including work papers, memoranda, financial statements, etc.) relating to or containing information relevant to such claim and (ii) the Buyer's and the Transferred Entities' employees, accountants and other professional advisors (including making the Transferred Entities' chief financial officer(s), accountants and attorneys available to respond to reasonable written or oral inquiries of the Seller, Parent and their representatives). The Buyer Indemnified Parties shall have no right to assert any claim pursuant to this Article IX with respect to any Loss, cause of action or other claim to the extent it (i) is primarily a possible or potential Loss, cause of action or claim that the Buyer believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against the Buyer or one of its Affiliates or paid or incurred by the Buyer or one of its Affiliates, or (ii) is a Loss, cause of action or claim with respect to which the Buyer or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable; provided, however, that the Buyer shall have the right to assert any claim pursuant to this Article IX with respect to any Third-Party Claim that has been asserted even if such Loss is a possible or potential Loss.

Section 9.05. Procedures Relating to Indemnification; Third-Party Beneficiaries.

(a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided, further, that with respect to any claims by a Buyer Indemnified Party relating to an obligation that is a Pre-Closing Liability and requires the Transferred Entities to repurchase loans, such Buyer Indemnified Party shall only provide notice of such Third-Party Claim to the Seller and Parent once each calendar quarter. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably

satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Seller shall continue to be entitled to assert any limitation on any claims contained in Sections 9.01 and 9.03. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend any Third-Party Claim, all the Parties shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Seller shall have assumed the defense of a Third-Party Claim, no Buyer Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Seller.

(c) The Indemnified Parties are expressly intended as third-party beneficiaries of this Article IX.

Section 9.06. Losses Net of Tax Benefits and Insurance. The amount of any and all Losses under this Article IX shall be determined net of (a) any Tax benefits realized by any party seeking indemnification hereunder arising from such Losses and (b) any amounts recovered by the Indemnified Party (or its Affiliates) under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Except to the extent actually paid to an unrelated third-party, in no event shall the Buyer Indemnified Parties be entitled to recover or make a claim against the Seller, Parent or any of their respective Affiliates, stockholders, directors, officers, managers, employees or agents, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of consequential, incidental or indirect damages, lost profits, diminution in value or punitive damages and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

Section 9.07. Survival. The representations and warranties of the Seller set forth in Article III, the representations and warranties of the Seller set forth in Article IV and of Parent set forth in Article IIIA and the representations and warranties of the Buyer set forth in Article V and of Nelnet set forth in Article VA shall survive the Closing solely for purposes of Section 9.01 and Section 9.02, respectively, and shall terminate on the close of business on the date that is thirty (30) months after the Closing Date except for the representations and warranties set forth in Sections 3.01(b) (Power), 3.02 (Authorization), 3.04 (Title to Shares), Sections 3.01A(b) (Power), 3.02A (Authorization), 4.01 (Power), 4.03(a) (Authorization), 4.06(b) and (c) (Equity Interests), 5.01(b) (Power), 5.02 (Authorization), 5.01A(b) (Power) and

5.02A (Authorization), which shall survive until the close of business on the date that is forty-eight (48) months after the Closing Date. The covenants of the Parties contained in this Agreement which are to be performed at or after the Closing shall terminate at the end of the statute of limitations applicable to such covenant.

ARTICLE X

TAX

Section 10.01. Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(a) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) In the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

Section 10.02. Responsibility for Filing Tax Returns.

(a) For any Pre-Closing Tax Period of the Transferred Entities, the Seller shall prepare or cause to be prepared, and file or cause to be filed with the appropriate taxing authorities all Tax Returns required to be filed after the Closing Date.

(b) For any Straddle Period of the any of the Transferred Entities, the Buyer shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Seller shall reimburse the Buyer (in accordance with the procedures set forth in Section 9.05 (Procedures Relating to Indemnification) and Section 10.03 (Tax Claims) for any amount owed by the Seller pursuant to Section 10.01 (Straddle Period) and Section 9.01 (Indemnification by the Seller and Parent), with respect to the taxable periods covered by such Tax Returns. The Buyer shall permit the Seller to review and comment on the portion of each such Tax Return that relates to the period ending on the Closing Date described in the preceding sentence prior to the filing thereof, and the Buyer shall make all changes to such Tax Returns as are reasonably requested by the Seller.

Section 10.03. Tax Claims.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Sections 9.01 or 9.02,

then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a "Tax Claim"); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been prejudiced as a result of such failure.

(b) With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.

(c) The Seller and the Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Transferred Entities for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Seller nor the Buyer shall settle any such Tax Claim without the prior written consent of the other.

(d) The Buyer shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date. The Seller shall have no right to participate in the conduct of any such proceeding.

Section 10.04. Cooperation. The Seller, the Transferred Entities and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 10.05. Amendments of Tax Returns. The Buyer shall not amend any Straddle Period or Pre-Closing Tax Period Tax Return without notifying the Seller and also receiving the express written consent of the Seller.

Section 10.06. Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Transferred Entities for any Pre-Closing Tax Period shall be for the account of the Seller. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Transferred Entities for any Post-Closing Tax Period shall be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Transferred Entities for any Straddle Period shall be equitably apportioned between the Seller and the Buyer. Each Party shall share information in a timely manner regarding any pending Tax refund claims with the other party if so requested, and shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability.

Section 10.07. Section 338(h)(10) Election. The Buyer and the Seller shall join in timely making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares and the Buyer and the Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. The Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Transferred Entities against any such Tax. Neither the Seller nor the Buyer shall take any position on any Tax Return or with any taxing authority that is inconsistent with the fair market value of the assets of the Transferred Entities and the allocation of Purchase Price (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder), together with applicable liabilities, among such assets, agreed to by the Buyer and the Seller on the date hereof and effective on the Closing Date.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Seller, unless required by Law or the rules and regulations of any stock exchange on which the applicable party's securities are listed, in which case the Buyer and the Seller shall have the right to review and comment on such press release or announcement prior to publication.

Section 11.02. Expenses. Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Transferred Entities, the Trusts and the Seller shall be paid by the Seller, or (b) by the Buyer shall be paid by the Buyer.

Section 11.03. Waiver of Conflicts. The Buyer acknowledges that Bingham McCutchen LLP has represented the Seller, the Transferred Entities, the Trusts and their Affiliates prior to the date of this Agreement and will continue to represent the Transferred Entities until the Closing. The Buyer consents, and agrees to cause the Transferred Entities and the Trusts to consent, to Bingham McCutchen LLP's continued representation of the Seller and its Affiliates after the Closing Date, including representing the Seller with respect to any disputes with the Buyer and the Transferred Entities or the Trusts (including litigation) arising under this Agreement or any Ancillary Agreement. In addition, all communications involving attorney-client confidences between the Seller, its Affiliates or either Transferred Entity or any of the Trusts and Bingham McCutchen LLP in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (and not to the

Transferred Entities of the Trusts). Accordingly, the Transferred Entities and the Trusts shall not, without the Seller's consent, have access to any such communications, or to the files of Bingham McCutchen LLP relating to its engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Transferred Entities or the Trusts) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither of the Transferred Entities nor any of the Trusts shall be the holder thereof, (b) to the extent that files of Bingham McCutchen LLP in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Transferred Entities or the Trusts) shall hold such property rights and (c) Bingham McCutchen LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to either of the Transferred Entities or any of the Trusts by reason of any attorney-client relationship between Bingham McCutchen LLP and either of the Transferred Entities or any of the Trusts or otherwise.

Section 11.04. Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including electronically) and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (unless the recipient agrees by response e-mail that no such hard-copy is required), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address (or facsimile number or e-mail address in the case of Section 11.04(b)) set forth below, or at such other address (or facsimile number or e-mail address in the case of Section 11.04(b)) as such party may specify by written notice to the other party hereto:

Notices to the Buyer, Nelnet and the Transferred Entities:

Nelnet Finance Corp.
121 South 13th Street, Suite 301
Lincoln, NE 68508
Attention: James D. Kruger
Facsimile: (402) 458-2399
E-mail: jim.kruger@nelnet.net

with copies (which copies shall not constitute notice) to:

Nelnet, Inc.
3015 S. Parker Road, Suite 400
Aurora, CO 80014-2906
Attention: William J. Munn, General Counsel
Facsimile: (303) 696-5640
E-mail: bill.munn@nelnet.net

and

Perry, Guthery, Haase, & Gessford, P.C., L.L.O.
233 South 13th Street, Suite 1400
Lincoln, Nebraska 68508
Attn: Daniel F. Kaplan
Facsimile: (402) 476-0094
E-mail: dkaplan@perrylawfirm.com

Notices to the Seller and Parent:

Student Loan Xpress, Inc.

c/o CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attn: Scott Parker, Chief Financial Officer
Facsimile: (973) 597-2070
E-mail: scott.parker@cit.com

with a copies (which copies shall not constitute notice):

CIT Group Inc.
1 CIT Drive, Mail Stop 3251-9
Livingston, New Jersey 07039
Attn: Christopher H. Paul
Senior Vice President and Chief Corporate Counsel
Facsimile: (973) 740-5595
E-mail: christopher.paul@cit.com

and

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Steve Levitan
Facsimile: (212) 593-8998
E-mail: steve.levitan@bingham.com

and

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: John R. Utzschneider
Facsimile: (212) 705-7637
E-mail: john.utzschneider@bingham.com

Section 11.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Buyer or the Seller without the prior written consent of the other Party.

Section 11.06. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.07. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Letter or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The Parties agree that the Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Transferred Entities except to the extent expressly provided in this Agreement. In addition, matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Letter and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third-party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.08. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific

performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.09. Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Letter or exhibits hereto may be amended or waived only in a writing signed by the Buyer and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.10. Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.11. Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.12. Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. Any counterpart may be executed by facsimile or PDF signature and such facsimile or PDF signature shall be deemed an original.

Section 11.13. Governing Law and Waiver of Jury Trial. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.14. Submission to Jurisdiction. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York (or, if such federal court determines that it does not have subject matter jurisdiction, in any appropriate New York state court sitting in the Borough of Manhattan of The City of New York) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than as provided in this Section 11.14.

Section 11.15. Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid by the Buyer. The Buyer shall prepare any Tax Returns with respect to such Taxes, and the Seller shall cooperate with the Buyer in the preparation of such Tax Returns.

Section 11.16. Conflict Between Transaction Documents. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 11.17. No Presumption Against Drafting Party. Each of the Buyer, Nelnet, the Seller and Parent acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 11.18. Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Agreements, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in or in connection with this Agreement or the Ancillary Agreements or as an inducement to enter into this Agreement or the Ancillary Agreements), may be made only against the Persons that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the Ancillary Agreements ("Non-Party Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the Ancillary Agreements (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements (as the case may be) or the negotiation or execution hereof or thereof, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 11.18.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Buyer: **NELNET FINANCE CORP.**

By: James D Kruger
Name: James D Kruger
Title: CFO

Nelnet (solely for purposes of Articles VA, IX and XI and Section 6.12): **NELNET, INC.**

By: Jeffrey R. Noordhoek
Name: Jeffrey R. Noordhoek
Title: Chief Executive Officer

Seller: **STUDENT LOAN XPRESS, INC.**

By: ________________
Name: ________________
Title: ________________

Parent (solely for purposes of Articles IIIA, IX and XI): **CIT GROUP INC.**

By: ________________
Name: ________________
Title: ________________

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Buyer: **NELNET FINANCE CORP.**

By: ______________________
Name: ______________________
Title: ______________________

Nelnet (solely for purposes of Articles VA, IX and XI and Section 6.12): **NELNET, INC.**

By: ______________________
Name: ______________________
Title: ______________________

Seller: **STUDENT LOAN XPRESS, INC.**

By: [signature]
Name: Krista Neal
Title: Director

Parent (solely for purposes of Articles IIIA, IX and XI): **CIT GROUP INC.**

By: [signature]
Name: Christopher H. Paul
Title: Senior Vice President

[Signature Page to Stock Purchase Agreement]